Mail Stop 3561
                                                              November 19, 2018


    David C. Benoit
    President and Chief Executive Officer
    Connecticut Water Service, Inc.
    93 West Main Street
    Clinton, Connecticut 06413

            Re:   Connecticut Water Service, Inc.
                  Preliminary Proxy Statement on Schedule 14A
                  Filed August 20, 2018
                  File No. 000-08084

    Dear Mr. Benoit:

           We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                              Sincerely,

                                                              /s/ Lisa M. Kohl
for

                                                              Mara L. Ransom
                                                              Assistant
Director
                                                              Office of
Consumer Products